EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on June 28, 2006) pertaining to the Arena Pharmaceuticals, Inc. 2006 Long-Term Incentive Plan and the 2001 Arena Employee Stock Purchase Plan of our reports dated February 13, 2006, with respect to the consolidated financial statements of Arena Pharmaceuticals, Inc., Arena Pharmaceuticals, Inc. management’s  assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Arena Pharmaceuticals, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
June 26, 2006